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                                                                     EXHIBIT 8.1



                        [FENWICK & WEST LLP LETTERHEAD]



                                  May 3, 2000



MARVELL TECHNOLOGY GROUP LTD.
Clarendon House
2 Church Street
Hamilton, HMCX
Bermuda

Attention: Board of Directors

     Re: Tax Opinion for the Initial Public Offering of Marvell Technology Group
         Ltd.

Ladies and Gentlemen:

     We have been requested to render an opinion concerning the matters of United States federal income tax law in connection with the initial public offering of Marvell Technology Group Ltd. ("Marvell").

     It is our opinion that the section of the Form S-1 entitled "Taxation of Shareholders -- United States Federal Income Tax Considerations" summarizes the material United States federal income tax considerations that apply to the ownership and disposition of Marvell common stock held by prospective United States Holders, as that term is defined therein, as of the date of the Form S-1.

     You should be aware that an opinion of counsel represents only counsel's best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or that a court considering the issues would not hold otherwise. We undertake no responsibility to advise you of any subsequent developments in the application, operation or interpretation of the United States federal income tax laws.

     This opinion is being delivered solely for use in connection with the initial public offering of Marvell. This opinion may not otherwise be relied upon or utilized for any other purpose or by any other person or entity, and may not be made available to any other person or entity, without our prior written consent.

                                      Very truly yours,

                                      /s/ FENWICK & WEST LLP
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